Viatris Reports Second Quarter Financial Results for 2024

Strong Results Demonstrate Power of Company's Diversification, Execution and Growing Base Business

•Total Revenues of $3.8 Billion and Operational Revenue Growth of ~2% on a Divestiture-Adjusted Basis[1]

•Strong New Product Revenues in the Quarter of $210 Million Drove Growth Across Segments

•U.S. GAAP Net Loss was $326 Million; Adjusted EBITDA Grew ~2% to $1.2 Billion on a Divestiture-Adjusted Basis; U.S. GAAP Diluted EPS was a Loss of $0.27 per Share; Adjusted EPS Grew ~3% to $0.69 per Share on a Divestiture-Adjusted Basis[2]

•Completion of Divestitures Marks Inflection Point in Company's Move Towards Accelerated Growth and Shareholder Return

•Raises 2024 Full-Year New Product Revenues Range to $500 Million-$600 Million

•Expects 2024 Full-Year Total Revenues Growth of ~2% on a Divestiture-Adjusted Operational Basis[3]

PITTSBURGH – August 8, 2024 – Viatris Inc. (NASDAQ: VTRS) today announced strong financial results for the second quarter of 2024, including total revenues of $3.8 billion and new product revenues of $210 million, demonstrating the Company’s ability to continue to grow its diversified base business.

With the substantial completion of its divestitures the Company believes it has increased its financial strength and has a strong foundation from which to accelerate growth and shareholder return.

“I am pleased to report strong second quarter results in which we delivered divestiture-adjusted operational revenue growth across all segments, including strong growth in Greater China. This represents our fifth consecutive quarter of divestiture-adjusted operational revenue growth and demonstrates our ability to execute and grow our base business,” said Scott A. Smith, CEO, Viatris. “With our divestitures behind us and a strong foundation to build on, we believe we are at an inflection point for our Company. In our next chapter, our strategy will focus on three main pillars: our diversified and growing base business, our financial strength and significant cash flow, and our expanding innovative portfolio. We expect these three pillars will enable us to accelerate growth and shareholder return.”

“Our solid fundamentals, including our growing base business, our financial strength and our ability to generate significant cash flow drove our second quarter results,” said Doretta Mistras, CFO, Viatris. “We had another quarter of divestiture-adjusted operational revenue growth, up approximately two percent, which benefited from strong new product revenues. Adjusted EBITDA grew approximately two percent and adjusted EPS grew approximately three percent in the quarter, each on a divestiture-adjusted operational basis, supported by strong gross margins and disciplined investment to advance our pipeline. We expect the momentum we are seeing in the business to continue and we believe we are well positioned for a strong second half of the year.”

[1] For the quarter ended June 30, 2024, total revenues declined ~3% on a U.S. GAAP basis to $3.8 billion.

[2] For the quarter ended June 30, 2024, U.S. GAAP net earnings (loss) declined from $264 million to ($326 million), and U.S. GAAP diluted EPS declined from $0.22 per share to ($0.27) per share on a U.S. GAAP basis.

[3] U.S. GAAP total revenues for 2024 as of August 8, 2024, is estimated to be between $14.60 and $15.10 billion, with a midpoint of $14.85 billion or a full-year decrease of ~4%. Please see “Financial Guidance” and “Non-GAAP Financial Measures” for additional information.

Second Quarter Results

	Three Months Ended
	June 30,
(Unaudited; in millions, except %s and per share amounts)	2024	2023	Reported Change	Operational Change(1) (2)	Divestiture Adjusted Operational Change(3)
Total Net Sales	$3,785.9	$3,909.5	(3)%	(1)%	2%
Developed Markets	2,319.2	2,353.8	(1)%	(1)%	1%
Emerging Markets	578.1	648.1	(11)%	(6)%	7%
JANZ	349.6	375.5	(7)%	1%	1%
Greater China	539.0	532.1	1%	5%	5%

Net Sales by Product Category
Brands	$2,363.1	$2,444.7	(3)%	—%	2%
Generics (4)	1,422.8	1,464.8	(3)%	(2)%	2%

U.S. GAAP Gross Profit	$1,445.4	$1,608.6	(10)%
U.S. GAAP Gross Margin	38.1%	41.1%
Adjusted Gross Profit (2)	$2,203.9	$2,331.7	(5)%
Adjusted Gross Margin (2)	58.0%	59.5%

U.S. GAAP Net (Loss) Earnings	$(326.4)	$264.0	NM
U.S. GAAP (Loss) Earnings Per Share	$(0.27)	$0.22	NM
Adjusted Net Earnings (2)	$826.5	$905.4	(9)%
Adjusted EPS (2)	$0.69	$0.75	(8)%	(5)%	3%

EBITDA (2)	$540.3	$1,163.4	(54)%
Adjusted EBITDA (2)	$1,207.9	$1,305.7	(7)%	(5)%	2%

U.S. GAAP Net Cash Provided by Operating Activities (6)	$379.1	$525.1	(28)%
Capital Expenditures	58.8	67.8	(13)%
Free Cash Flow (2)(5)(6)	$320.3	$457.3	(30)%
___________
(1)    Represents operational change for net sales, adjusted EBITDA, and adjusted EPS which excludes the impacts of foreign currency translation. See “Certain Key Terms and Presentation Matters” in this release for more information.
(2)    Non-GAAP financial measures. See "Non-GAAP Financial Measures" for additional information.
(3)    Represents adjustments for the impact of proportionate results from the divestitures that closed in 2023 and 2024, from the 2023 period on an operational basis. See “Certain Key Terms and Presentation Matters” in this release for more information.
(4)    Complex Gx, which was previously presented as a separate line item in the prior year period, is now included within Generics. Reclassifications were made to prior periods to conform to the current period presentation.
(5)    Excluding the impact of transaction costs primarily related to the divestitures of $106 million, free cash flow for the three months ended June 30, 2024, was $426 million. Excluding the impact of transaction costs related to divestitures of $9 million, free cash flow for the three months ended June 30, 2023, was $466 million.
(6)    Beginning in 2024, upfront and milestone payments related to externally developed IPR&D projects acquired directly in a transaction other than a business combination, which were previously included in cash flows from operating activities in the condensed consolidated statements of cash flows, are now classified as cash flows from investing activities. Certain reclassifications were made to conform the prior period condensed consolidated financial statements to the current period presentation. The adjustments resulted in an increase to net cash provided by operating activities, free cash flow, and net cash used in investing activities of $10 million for the three months ended June 30, 2023.

	Six Months Ended
	June 30,
(Unaudited; in millions, except %s and per share amounts)	2024	2023	Reported Change	Operational Change(1) (2)	Divestiture Adjusted Operational Change(3)
Total Net Sales	$7,439.4	$7,628.6	(2)%	—%	2%
Developed Markets	4,484.6	4,524.2	(1)%	(1)%	—%
Emerging Markets	1,204.5	1,290.0	(7)%	(1)%	8%
JANZ	667.4	717.7	(7)%	1%	1%
Greater China	1,082.9	1,096.7	(1)%	2%	2%

Net Sales by Product Category
Brands	$4,672.2	$4,865.0	(4)%	(1)%	1%
Generics (4)	2,767.2	2,763.6	—%	1%	3%

U.S. GAAP Gross Profit	$2,949.4	$3,150.8	(6)%
U.S. GAAP Gross Margin	39.5%	41.2%
Adjusted Gross Profit (2)	$4,358.7	$4,582.6	(5)%
Adjusted Gross Margin (2)	58.4%	59.9%

U.S. GAAP Net (Loss) Earnings	$(212.5)	$488.7	NM
U.S. GAAP (Loss) Earnings Per Share	$(0.18)	$0.41	NM
Adjusted Net Earnings (2)	$1,639.2	$1,838.3	(11)%
Adjusted EPS (2)	$1.36	$1.53	(11)%	(8)%	(3)%

EBITDA (2)	$1,574.3	$2,363.1	(33)%
Adjusted EBITDA (2)	$2,401.3	$2,646.6	(9)%	(7)%	(3)%

U.S. GAAP Net Cash Provided by Operating Activities (6)	$993.7	$1,496.3	(34)%
Capital Expenditures	108.6	115.6	(6)%
Free Cash Flow (2)(5)(6)	$885.1	$1,380.7	(36)%
___________
(1)     Represents operational change for net sales, adjusted EBITDA, and adjusted EPS which excludes the impacts of foreign currency translation. See “Certain Key Terms and Presentation Matters” in this release for more information.
(2)    Non-GAAP financial measures. See "Non-GAAP Financial Measures" for additional information.
(3)    Represents adjustments for the impact of proportionate results from the divestitures that closed in 2023 and 2024, from the 2023 period on an operational basis. See “Certain Key Terms and Presentation Matters” in this release for more information.
(4)    Complex Gx, which was previously presented as a separate line item in the prior year period, is now included within Generics. Reclassifications were made to prior periods to conform to the current period presentation.
(5)    Excluding the impact of transaction costs primarily related to the divestitures of $190 million, free cash flow for the six months ended June 30, 2024, was $1.1 billion. Excluding the impact of transaction costs related to the eye care acquisitions and the divestitures of $31 million, free cash flow for the six months ended June 30, 2023, was $1.4 billion.
(6)    Beginning in 2024, upfront and milestone payments related to externally developed IPR&D projects acquired directly in a transaction other than a business combination, which were previously included in cash flows from operating activities in the condensed consolidated statements of cash flows, are now classified as cash flows from investing activities. Certain reclassifications were made to conform the prior period condensed consolidated financial statements to the current period presentation. The adjustments resulted in an increase to net cash provided by operating activities, free cash flow, and net cash used in investing activities of $10 million for the six months ended June 30, 2023.

Financial Highlights
•Second quarter 2024 total net sales were $3.8 billion, up ~2% on a divestiture-adjusted operational basis compared to second-quarter 2023 results, with divestiture-adjusted operational net sales growth across all segments.

•Brands net sales reflect strong growth in Greater China and the expansion of the Company's portfolio in Emerging Markets and JANZ. This was partially offset by unfavorable channel dynamics in North America and the impact of government price regulations in Japan and Australia.

•Generics net sales reflect strong growth from new product launch performances in Developed Markets, continued growth from complex products, and solid performance across our broader European portfolio.

•The Company generated approximately $210 million in new product revenues in the quarter primarily driven by Breyna™, lisdexamfetamine, and other new products globally. The Company's strong year-to-date performance gives it confidence in raising its outlook to approximately $500 million to $600 million in new product revenues in 2024.

•U.S. GAAP net loss was $326 million and adjusted EBITDA was $1.2 billion, up ~2% on a divestiture-adjusted operational basis. U.S. GAAP diluted EPS was a loss of $0.27 per share and adjusted EPS was $0.69 per share, up ~3% on a divestiture-adjusted operational basis.

•This quarter’s results demonstrate the Company’s financial strength, as the Company generated U.S. GAAP net cash provided by operating activities of $379 million, and free cash flow, excluding the impact of transaction costs primarily related to the divestitures, of $426 million, and paid down approximately $800 million of debt.

Additional Updates
•In July, the Company brought to substantial completion all divestitures with the closing of its Over-the-Counter (OTC) business to Cooper Consumer Health, a leading European over-the-counter drug manufacturer and distributor.

•In June, the Company was named to TIME’s World’s Most Sustainable Companies 2024 List recognizing leading companies in corporate social responsibility from more than 30 countries.

•In May, the Company published its 2023 Sustainability Report highlighting its actions and initiatives across multiple areas of focus in support of the Company's efforts to continue to be a model for sustainable access to medicine and to make a difference in the communities it serves.

Financial Guidance
The following table summarizes the Company's 2024 financial guidance as of August 8, 2024. The Company is not providing forward-looking guidance for U.S. GAAP net (loss) earnings or U.S. GAAP diluted (loss) earnings per share (EPS) or a quantitative reconciliation of its 2024 adjusted EBITDA or adjusted EPS guidance to the most directly comparable U.S. GAAP measures, U.S. GAAP net (loss) earnings or U.S. GAAP diluted EPS, respectively, because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items, including integration, acquisition and divestiture-related expenses, restructuring expenses, asset impairments, litigation settlements, and other contingencies, such as changes to contingent consideration, acquired IPR&D and certain other gains or losses, including for the fair value accounting for non-marketable equity investments, as well as related income tax accounting, because certain of these items have not occurred, are out of the Company’s control and/or cannot be reasonably predicted without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period. With respect to the Estimated Ranges provided as of August 8, 2024, U.S. GAAP net cash provided by operating activities for 2024 is estimated to be between $2.62 billion and $2.92 billion, with a midpoint of approximately $2.77 billion. With respect to the Estimated Ranges provided as of May 9, 2024, Viatris did not provide forward-looking guidance for U.S. GAAP net earnings or U.S. GAAP diluted EPS or a quantitative reconciliation of its 2024 adjusted EBITDA or adjusted EPS guidance. Please see "Non-GAAP Financial Measures" for additional information. With respect to the Estimated Ranges provided on May 9, 2024, U.S. GAAP net cash provided by operating activities for 2024 was estimated to be between $2.71 billion and $3.01 billion, with a midpoint of approximately $2.86 billion. The Company currently expects to be at the midpoint of the August 8, 2024, guidance ranges.

(In millions, except Adjusted EPS)	Estimated Ranges (2) May 9, 2024	Midpoint (2) May 9, 2024	Divestiture Impact (3)	Acquired IPR&D	Estimated Ranges (4) August 8, 2024	Midpoint (4) August 8, 2024
Total Revenues	$14,980 - $15,480	$15,230	(~$380)		$14,600 - $15,100	$14,850
Adjusted EBITDA (1)	$4,710 - $5,010	$4,860	(~$125)(5)	$8	$4,600 - $4,870	$4,735
Free Cash Flow (1)	$2,260 - $2,660	$2,460	(~$90)		$2,170 - $2,570	$2,370
Adjusted EPS (1)	$2.66 - $2.81	$2.73	(~$0.07)		$2.58 - $2.73	$2.66

(1)    Non-GAAP financial measures. See "Non-GAAP Financial Measures" for additional information.
(2)    2024 Financial Guidance as provided as of May 9, 2024, included the full year expected performance for the then-pending announced divestiture of substantially all of the OTC business and excluded any potential related costs, such as taxes and transaction costs. Also excluded any acquired IPR&D to be incurred in any future period as it could not be reasonably forecasted.
(3)    With respect to the impact of divestitures, the OTC business divestiture closed on July 3, 2024. The 2024 financial guidance ranges as of August 8, 2024, exclude the expected performance of the OTC business for the remainder of the year through December 31, 2024, which was included in our 2024 Financial Guidance as provided as of May 9, 2024.
(4)    2024 Financial Guidance as provided as of August 8, 2024, excludes any divestiture-related taxes and transaction costs. Also excludes any acquired IPR&D to be incurred in any future period as it cannot be reasonably forecasted.
(5)    Includes ~$105 million for the expected performance of the OTC business for the remainder of the year through December 31, 2024, and ~$20 million estimated net dis-synergies.

Conference Call and Earnings Materials
Viatris will host a conference call and live webcast, today at 8:30 a.m. ET, to review the Company's second quarter 2024 financial results.

Investors and the general public are invited to listen to a live webcast of the call at investor.viatris.com or by calling 844.308.3344 or 412.317.1896 for international callers. The “Viatris Q2 2024 Earnings Presentation,” which will be referenced during the call, can be found at investor.viatris.com. A replay of the webcast also will be available on the website.

About Viatris
Viatris Inc. (NASDAQ: VTRS) is a global healthcare company uniquely positioned to bridge the traditional divide between generics and brands, combining the best of both to more holistically address healthcare needs globally. With a mission to empower people worldwide to live healthier at every stage of life, we provide access at scale, currently supplying high-quality medicines to approximately 1 billion patients around the world annually and touching all of life's moments, from birth to the end of life, acute conditions to chronic diseases. With our exceptionally extensive and diverse portfolio of medicines, a one-of-a-kind global supply chain designed to reach more people when and where they need them, and the scientific expertise to address some of the world's most enduring health challenges, access takes on deep meaning at Viatris. We are headquartered in the U.S., with global centers in Pittsburgh, Shanghai and Hyderabad, India. Learn more at viatris.com and investor.viatris.com, and connect with us on LinkedIn, Instagram, YouTube and X (formerly Twitter).
Non-GAAP Financial Measures
This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("U.S. GAAP"). These non-GAAP financial measures, including, but not limited to, adjusted gross profit, adjusted gross margins, adjusted net earnings, adjusted EPS, EBITDA, adjusted EBITDA, free cash flow, free cash flow excluding the impact of transaction costs primarily related to the divestitures, adjusted R&D and as a % of total revenues, adjusted SG&A and as a % of total revenues, adjusted earnings from operations, adjusted interest expense, adjusted other income, net, adjusted effective tax rate, constant currency total revenues, constant currency net sales, constant currency adjusted EBITDA, constant currency adjusted EPS, and divestiture-adjusted operational change, are presented in order to supplement investors' and other readers' understanding and assessment of the financial performance of Viatris Inc. ("Viatris" or the "Company"). Free cash flow refers to U.S. GAAP net cash provided by operating activities less capital expenditures. Management uses these measures internally for forecasting, budgeting, measuring its operating performance, and incentive-based awards. Primarily due to acquisitions, divestitures and other significant events which may impact comparability of our periodic operating results, Viatris believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results was limited to financial measures prepared only in accordance with U.S. GAAP. We believe that non-GAAP financial measures are useful supplemental information for our investors and when considered together with our U.S. GAAP financial measures and the reconciliation to the most directly comparable U.S. GAAP financial measure, provide a more complete understanding of the factors and trends affecting our operations. The financial performance of the Company is measured by senior management, in part, using adjusted metrics included herein, along with other performance metrics. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA is appropriate to provide additional information to investors to demonstrate the Company's ability to comply with financial debt covenants and assess the Company's ability to incur additional indebtedness. The Company also believes that adjusted EBITDA better focuses management on the Company's underlying operational results and true business performance and is used, in part, for management's incentive compensation. We also report sales performance using the non-GAAP financial measures of "constant currency", also referred to herein as "operational change", total revenues, net sales, adjusted EBITDA, and adjusted EPS. These measures provide information on the change in total revenues, net sales, adjusted EBITDA, and adjusted EPS assuming that foreign currency exchange rates had not changed between the prior and current period. The comparisons presented at constant currency rates reflect comparative local currency sales at the prior year's foreign exchange rates. We routinely evaluate our net sales, total revenues, adjusted EBITDA, and adjusted EPS performance at constant currency so that sales results can be viewed without the impact of foreign currency exchange rates, thereby facilitating a period-to-period comparison of our operational activities, and believe that this presentation also provides useful information to investors for the same reason. Divestiture-adjusted operational change refers to operational change, further adjusted for the impact of divestitures that have closed during 2023 and 2024 by excluding proportionate net sales from those divested businesses from comparable prior periods. The

"Summary of Total Revenues by Segment" table below compares net sales on an actual and constant currency basis for each reportable segment for the quarters and six months ended June 30, 2024 and 2023 as well as for total revenues, as well as divestiture adjusted operational change in net sales and total revenues. Also, set forth below, Viatris has provided reconciliations of such non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Investors and other readers are encouraged to review the related U.S. GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable U.S. GAAP measures set forth below, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP. For additional information regarding the components and uses of Non-GAAP financial measures refer to Management's Discussion and Analysis of Financial Condition and Results of Operations--Use of Non-GAAP Financial Measures section of Viatris’ Quarterly Report on Form 10-Q for the three months ended June 30, 2024.

With respect to the Estimated Ranges as provided as of May 9, 2024, at that time the Company did not provide forward-looking guidance for U.S. GAAP net earnings (loss) or U.S. GAAP diluted EPS or a quantitative reconciliation of its 2024 adjusted EBITDA or adjusted EPS guidance to the most directly comparable U.S. GAAP measures, U.S. GAAP net earnings (loss) or U.S. GAAP diluted EPS, respectively, because it was unable to predict with reasonable certainty the ultimate outcome of certain significant items, including integration, acquisition and divestiture-related expenses, restructuring expenses, asset impairments, litigation settlements and other contingencies, such as changes to contingent consideration, acquired IPR&D and certain other gains or losses, including for the fair value accounting for non-marketable equity investments, as well as related income tax accounting, because certain of these items had not occurred, were out of the Company’s control and/or could be reasonably predicted without unreasonable effort. These items were uncertain, depended on various factors, and could have had a material impact on U.S. GAAP reported results for the guidance period. As previously disclosed, such guidance ranges included the full-year expected performance for the then-pending announced divestiture of substantially all of our OTC business and excluded any potential related costs, such as taxes and transaction costs, as well as any acquired IPR&D to be incurred in any future period as it could not be reasonably forecasted.

Certain Key Terms and Presentation Matters
New product sales, new product launches or new product revenues: Refers to revenue from new products launched in 2024 and the carryover impact of new products, including business development, launched within the last 12 months.
Operational change: Refers to constant currency percentage changes and is derived by translating amounts for the current period at prior year comparative period exchange rates, and in doing so shows the percentage change from 2024 constant currency net sales, revenues, adjusted EBITDA, and adjusted EPS to the corresponding amount in the prior year.

Divestiture-adjusted operational change: Refers to operational changes, further adjusted for the impact of the proportionate results from the divestitures that closed in 2023 and 2024, from the 2023 period by excluding such net sales from those divested businesses from comparable prior periods. Also, for adjusted EBITDA and adjusted EPS, refers to operational changes, adjusted as outlined in the previous sentence and further adjusted for the mark up for the TSA services provided to Biocon Biologics from the 2023 period.

SG&A and R&D TSA reimbursement: Expenses related to TSA services provided for divested businesses are recorded in their respective functional line item; however, reimbursement of those expenses plus the mark-up is included in other expense (income), net. For comparability purposes, amounts related to the cost reimbursement were reclassified to adjusted SG&A and adjusted R&D during 2023 and the first quarter of 2024. This reclassification had no impact on adjusted net earnings, adjusted EBITDA or adjusted EPS.

Closed divestitures or divestitures closed in 2023 and 2024: Refers to the divestiture of the Company’s rights to two women’s healthcare products in certain countries (other than the U.K., which remains subject to regulatory approval) that closed in December 2023, the divestitures of the commercialization rights in certain of the Upjohn Distributor markets that closed in 2023 and 2024, the divestiture of the women's healthcare business that closed in March 2024, and the divestiture of the API business in India that closed in June 2024.

Forward-Looking Statements
This release contains “forward-looking statements”. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about 2024 financial guidance; strong results demonstrate power of Company's diversification, execution and growing base business; completion of divestitures marks inflection point in Company’s move towards accelerated growth and shareholder return; raises 2024 full-year new product revenues range to $500-$600 million; expects 2024 full-year total revenue growth of ~2% on a divestiture-adjusted operational basis; the Company’s ability to continue to grow its diversified base business; with the substantial completion of its divestitures the Company believes it has increased its financial strength and has a strong foundation from which to accelerate growth and shareholder return; this represents our fifth consecutive quarter of divestiture-adjusted operational revenue growth and demonstrates our ability to execute and grow our base business; with our divestitures behind us and a strong foundation to build on, we believe we are at an inflection point for our Company; in our next chapter, our strategy will focus on three main pillars: our diversified and growing base business, our financial strength and significant cash flow, and our expanding innovative portfolio; we expect these three pillars will enable us to accelerate growth and shareholder return; we expect the momentum we are seeing in the business to continue, and we believe we are well positioned for a strong second half of the year; the Company’s strong year-to-date performance gives it confidence in raising its outlook to approximately $500 million to $600 million in new product revenues in 2024; the Company currently expects to be at the midpoint of the August 8, 2024, guidance ranges; the goals or outlooks with respect to the Company’s strategic initiatives, including but not limited to the Company’s two-phased strategic vision and potential, announced and completed divestitures, acquisitions or other transactions; the benefits and synergies of such divestitures, acquisitions, or other transactions, or restructuring programs; future opportunities for the Company and its products; and any other statements regarding the Company’s future operations, financial or operating results, capital allocation, dividend policy and payments, stock repurchases, debt ratio and covenants, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competitions, commitments, confidence in future results, efforts to create, enhance or otherwise unlock the value of our unique global platform, and other expectations and targets for future periods. Forward-looking statements may often be identified by the use of words such as “will”, “may”, “could”, “should”, “would”, “project”, “believe”, “anticipate”, “expect”, “plan”, “estimate”, “forecast”, “potential”, “pipeline”, “intend”, “continue”, “target”, “seek” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the possibility that the Company may not realize the intended benefits of, or achieve the intended goals or outlooks with respect to, its strategic initiatives (including divestitures, acquisitions, or other potential transactions) or move up the value chain by focusing on more complex and innovative products to build a more durable higher margin portfolio; the possibility that the Company may be unable to achieve intended or expected benefits, goals, outlooks, synergies, growth opportunities and operating efficiencies in connection with divestitures, acquisitions, other transactions, or restructuring programs, within the expected timeframes or at all; with respect to divestitures, failure to realize the total transaction values or proceeds, including as a result of any purchase price adjustment or a failure to achieve any conditions to the payment of any contingent consideration; goodwill or impairment charges or other losses, including but not limited to related to the divestiture or sale of businesses or assets; the Company’s failure to achieve expected or targeted future financial and operating performance and results; the potential impact of public health outbreaks, epidemics and pandemics; actions and decisions of healthcare and pharmaceutical regulators; changes in relevant laws, regulations and policies and/or the application or implementation thereof, including but not limited to tax, healthcare and pharmaceutical laws, regulations and policies globally (including the impact of recent and potential tax reform in the U.S. and pharmaceutical product pricing policies in China); the ability to attract, motivate and retain key personnel; the

Company’s liquidity, capital resources and ability to obtain financing; any regulatory, legal or other impediments to the Company’s ability to bring new products to market, including but not limited to “at-risk launches”; success of clinical trials and the Company’s or its partners’ ability to execute on new product opportunities and develop, manufacture and commercialize products; any changes in or difficulties with the Company’s manufacturing facilities, including with respect to inspections, remediation and restructuring activities, supply chain or inventory or the ability to meet anticipated demand; the scope, timing and outcome of any ongoing legal proceedings, including government inquiries or investigations, and the impact of any such proceedings on the Company; any significant breach of data security or data privacy or disruptions to our IT systems; risks associated with having significant operations globally; the ability to protect intellectual property and preserve intellectual property rights; changes in third-party relationships; the effect of any changes in the Company’s or its partners’ customer and supplier relationships and customer purchasing patterns, including customer loss and business disruption being greater than expected following an acquisition or divestiture; the impacts of competition, including decreases in sales or revenues as a result of the loss of market exclusivity for certain products; changes in the economic and financial conditions of the Company or its partners; uncertainties regarding future demand, pricing and reimbursement for the Company’s products; uncertainties and matters beyond the control of management, including but not limited to general political and economic conditions, inflation rates and global exchange rates; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis.

For more detailed information on the risks and uncertainties associated with Viatris, see the risks described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as amended, and our other filings with the SEC. You can access Viatris’ filings with the SEC through the SEC website at www.sec.gov or through our website and Viatris strongly encourages you to do so. Viatris routinely posts information that may be important to investors on our website at investor.viatris.com, and we use this website address as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (Reg FD). The contents of our website are not incorporated into this release or our filings with the SEC. Viatris undertakes no obligation to update any statements herein for revisions or changes after the date of this release other than as required by law.

Contacts

Media:
+ 1.724.514.1968
Communications@viatris.com

Jennifer Mauer
Jennifer.Mauer@viatris.com

Matt Klein
Matthew.Klein@viatris.com

Investors:
+ 1.724.514.1813
InvestorRelations@viatris.com

Bill Szablewski
William.Szablewski@viatris.com

Viatris Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share amounts)	2024	2023	2024	2023
Revenues:
Net sales	$3,785.9	$3,909.5	$7,439.4	$7,628.6
Other revenues	10.7	9.1	20.6	19.1
Total revenues	3,796.6	3,918.6	7,460.0	7,647.7
Cost of sales	2,351.2	2,310.0	4,510.6	4,496.9
Gross profit	1,445.4	1,608.6	2,949.4	3,150.8
Operating expenses:
Research and development	204.1	208.3	403.8	391.2
Acquired IPR&D	(7.8)	10.2	(1.7)	10.2
Selling, general and administrative	1,358.0	1,031.9	2,375.5	1,990.8
Litigation settlements and other contingencies, net	131.0	(11.0)	207.8	(10.4)
Total operating expenses	1,685.3	1,239.4	2,985.4	2,381.8
(Loss) earnings from operations	(239.9)	369.2	(36.0)	769.0
Interest expense	145.8	143.7	284.2	290.7
Other expense (income), net	6.1	(107.5)	(133.0)	(177.4)
(Loss) earnings before income taxes	(391.8)	333.0	(187.2)	655.7
Income tax (benefit) provision	(65.4)	69.0	25.3	167.0
Net (loss) earnings	$(326.4)	$264.0	$(212.5)	$488.7
(Loss) earnings per share attributable to Viatris Inc. shareholders
Basic	$(0.27)	$0.22	$(0.18)	$0.41
Diluted	$(0.27)	$0.22	$(0.18)	$0.41
Weighted average shares outstanding:
Basic	1,191.1	1,199.0	1,193.1	1,200.8
Diluted	1,191.1	1,203.5	1,193.1	1,204.6

Viatris Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(In millions)	June 30, 2024	December 31, 2023
ASSETS
Assets
Current assets:
Cash and cash equivalents	$917.2	$991.9
Accounts receivable, net	3,566.9	3,700.4
Inventories	3,942.1	3,469.7
Prepaid expenses and other current assets	1,757.0	2,028.1
Assets held for sale	1,608.9	2,786.0
Total current assets	11,792.1	12,976.1
Intangible assets, net	18,419.0	19,181.1
Goodwill	9,325.9	9,867.1
Other non-current assets	5,793.0	5,661.2
Total assets	$45,330.0	$47,685.5
LIABILITIES AND EQUITY
Liabilities
Current portion of long-term debt and other long-term obligations	$2,367.4	$1,943.4
Liabilities held for sale	32.8	275.1
Other current liabilities	5,309.0	5,558.9
Long-term debt	14,731.2	16,188.1
Other non-current liabilities	3,369.6	3,252.6
Total liabilities	25,810.0	27,218.1
Shareholders' equity	19,520.0	20,467.4
Total liabilities and equity	$45,330.0	$47,685.5

Viatris Inc. and Subsidiaries
Key Product Net Sales, on a Consolidated Basis
(Unaudited)
	Three months ended June 30,		Six months ended June 30,
(In millions)	2024	2023	2024	2023
Select Key Global Products
Lipitor ®	$348.4	$380.0	$737.3	$797.9
Norvasc ®	161.9	182.4	338.2	385.1
Lyrica ®	124.3	137.1	238.5	281.4
EpiPen® Auto-Injectors	115.5	127.5	195.7	223.3
Viagra ®	106.1	111.0	206.8	226.0
Creon ®	78.2	74.1	153.2	146.8
Celebrex ®	72.2	82.0	144.4	170.8
Effexor ®	62.7	64.8	122.1	129.4
Zoloft ®	58.9	54.5	116.9	111.0
Xalabrands	45.6	50.4	88.1	97.1

Select Key Segment Products
Dymista ®	$55.0	$57.7	$103.2	$110.9
Yupelri ®	54.5	55.0	109.7	102.0
Amitiza ®	36.9	41.5	69.9	78.1
Xanax ®	35.4	51.8	69.9	91.5
____________
(a)    The Company does not disclose net sales for any products considered competitively sensitive.
(b)    Products disclosed may change in future periods, including as a result of seasonality, competition or new product launches.
(c)    Amounts for the three and six months ended June 30, 2024 include the impact of foreign currency translations compared to the prior year period.

Viatris Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

Reconciliation of U.S. GAAP Net (Loss) Earnings to Adjusted Net Earnings and U.S. GAAP (Loss) Earnings Per Share to Adjusted EPS
Below is a reconciliation of U.S. GAAP net (loss) earnings and diluted (loss) earnings per share to adjusted net earnings and adjusted EPS for the three and six months ended June 30, 2024 compared to the prior year period:

	Three Months Ended June 30,				Six Months Ended June 30,
(In millions, except per share amounts)	2024		2023		2024		2023
U.S. GAAP net (loss) earnings and U.S. GAAP diluted (loss) earnings per share	$(326.4)	$(0.27)	$264.0	$0.22	$(212.5)	$(0.18)	$488.7	$0.41
Purchase accounting amortization (primarily included in cost of sales) (a)	709.9		609.3		1,321.6		1,262.6
Impairment of goodwill (included in SG&A) (b)	321.0		—		321.0		—
Litigation settlements and other contingencies, net	131.0		(11.0)		207.8		(10.4)
Interest expense (primarily amortization of premiums and discounts on long term debt)	(3.2)		(10.5)		(14.4)		(20.8)
Loss on divestitures of businesses (included in other income, net) (c)	258.8		—		188.4		—
Acquisition and divestiture-related costs (primarily included in SG&A) (d)	105.1		56.3		192.6		114.4
Restructuring-related costs (e)	21.1		74.1		40.7		83.8
Share-based compensation expense	34.7		39.2		81.4		81.8
Other special items included in:
Cost of sales (f)	19.1		36.4		47.3		75.2
Research and development expense	0.4		0.4		2.8		2.4
Selling, general and administrative expense	11.5		16.4		27.6		31.3
Other income, net	(233.7)		(65.8)		(278.2)		(87.6)
Tax effect of the above items and other income tax related items (g)	(222.8)		(103.4)		(286.9)		(183.1)
Adjusted net earnings and adjusted EPS	$826.5	$0.69	$905.4	$0.75	$1,639.2	$1.36	$1,838.3	$1.53
Weighted average diluted shares outstanding	1,197.7		1,203.5		1,203.6		1,204.6
____________
Significant items include the following:
(a)For the three and six months ended June 30, 2024, includes an IPR&D intangible asset impairment charge of $102.0 million as the Company concluded that one of its IPR&D assets was fully impaired due to unfavorable clinical results and the termination of the development program.
(b)For the three and six months ended June 30, 2024, includes a goodwill impairment charge of $321.0 million related to the JANZ reporting unit.
(c)For the three and six months ended June 30, 2024, includes an additional pre-tax charge related to the divestiture of the OTC Business of approximately $247.6 million to further write down the disposal group to fair value, less cost to sell. Also includes a pre-tax charge related to the divestiture of the API business of approximately $7.0 million and $17.4 million, respectively. For the six months ended June 30, 2024, also includes a pre-tax gain on the divestiture of the women’s healthcare business of approximately $80.8 million for the difference between the consideration received and the carrying value of the assets transferred (including an allocation of goodwill).
(d)Acquisition and divestiture-related costs consist primarily of transaction costs including legal and consulting fees and integration activities.
(e)For the three and six months ended June 30, 2024, charges include approximately $11.6 million and $15.6 million, respectively, in cost of sales and approximately $8.5 million and $24.1 million, respectively, in SG&A.
(f)For the three and six months ended June 30, 2024, charges include incremental manufacturing variances at plants in the 2020 restructuring program of approximately $(1.1) million and $11.5 million, respectively.
(g)Adjusted for changes for uncertain tax positions.

Reconciliation of U.S. GAAP Net (Loss) Earnings to EBITDA and Adjusted EBITDA

Below is a reconciliation of U.S. GAAP net (loss) earnings to EBITDA and adjusted EBITDA for the three and six months ended June 30, 2024 compared to the prior year period:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2024	2023	2024	2023
U.S. GAAP net (loss) earnings	$(326.4)	$264.0	$(212.5)	$488.7
Add / (deduct) adjustments:
Income tax (benefit) provision	(65.4)	69.0	25.3	167.0
Interest expense (a)	145.8	143.7	284.2	290.7
Depreciation and amortization (b)	786.3	686.7	1,477.3	1,416.7
EBITDA	$540.3	$1,163.4	$1,574.3	$2,363.1
Add / (deduct) adjustments:
Share-based compensation expense	34.7	39.2	81.4	81.8
Litigation settlements and other contingencies, net	131.0	(11.0)	207.8	(10.4)
Loss on divestitures of businesses	258.8	—	188.4	—
Impairment of goodwill	321.0	—	321.0	—
Restructuring, acquisition and divestiture-related and other special items (c)	(77.9)	114.1	28.4	212.1
Adjusted EBITDA	$1,207.9	$1,305.7	$2,401.3	$2,646.6
____________
(a)    Includes amortization of premiums and discounts on long-term debt.
(b)    Includes purchase accounting related amortization.
(c)    See items detailed in the Reconciliation of U.S. GAAP Net (Loss) Earnings to Adjusted Net Earnings.

Summary of Total Revenues by Segment

	Three Months Ended
	June 30,
(In millions, except %s)	2024	2023	% Change	2024 Currency Impact (1)	2024 Constant Currency Revenues	Constant Currency % Change (2)	Closed Divestitures (3)	2023 Adjusted Ex Divestitures (4)	Divestiture- Adjusted Operational Change (5)
Net sales
Developed Markets	$2,319.2	$2,353.8	(1)%	$15.7	$2,334.9	(1)%	$31.6	$2,322.2	1%
Greater China	539.0	532.1	1%	19.0	558.0	5%	—	532.1	5%
JANZ	349.6	375.5	(7)%	29.9	379.5	1%	0.5	375.0	1%
Emerging Markets	578.1	648.1	(11)%	34.3	612.4	(6)%	77.1	571.0	7%
Total net sales	3,785.9	3,909.5	(3)%	98.9	3,884.8	(1)%	$109.2	$3,800.3	2%

Other revenues (6)	10.7	9.1	NM	—	10.7	NM	—	9.1	NM
Consolidated total revenues (7)	$3,796.6	$3,918.6	(3)%	$98.9	$3,895.5	(1)%	$109.2	$3,809.4	2%

	Six Months Ended
	June 30,
(In millions, except %s)	2024	2023	% Change	2024 Currency Impact (1)	2024 Constant Currency Revenues	Constant Currency % Change (2)	Closed Divestitures (3)	2023 Adjusted Ex Divestitures (4)	Divestiture- Adjusted Operational Change (5)
Net sales
Developed Markets	$4,484.6	$4,524.2	(1)%	$1.7	$4,486.3	(1)%	$46.7	$4,477.5	—%
Greater China	1,082.9	1,096.7	(1)%	40.5	1,123.4	2%	—	1,096.7	2%
JANZ	667.4	717.7	(7)%	60.7	728.1	1%	0.6	717.1	1%
Emerging Markets	1,204.5	1,290.0	(7)%	73.2	1,277.7	(1)%	107.5	1,182.5	8%
Total net sales	$7,439.4	$7,628.6	(2)%	$176.1	$7,615.5	—%	$154.8	$7,473.8	2%

Other revenues (6)	20.6	19.1	NM	—	20.6	NM	—	19.1	NM
Consolidated total revenues (7)	$7,460.0	$7,647.7	(2)%	$176.1	$7,636.1	—%	$154.8	$7,492.9	2%
____________
(1)    Currency impact is shown as unfavorable (favorable).
(2)    The constant currency percentage change is derived by translating net sales or revenues for the current period at prior year comparative period exchange rates, and in doing so shows the percentage change from 2024 constant currency net sales or revenues to the corresponding amount in the prior year.
(3)Represents proportionate net sales relating to divestitures that have closed during 2023 and 2024 in the relevant period.
(4)Represents U.S. GAAP net sales minus proportionate net sales relating to divestitures that have closed during 2023 and 2024 for the relevant period.
(5)See “Certain Key Terms and Presentation Matters” in this release for more information.
(6)For the three months ended June 30, 2024, other revenues in Developed Markets, Greater China, JANZ, and Emerging Markets were approximately $5.9 million, $0.4 million, $0.2 million, and $4.2 million, respectively. For the six months ended June 30, 2024, other revenues in Developed Markets, Greater China, JANZ, and Emerging Markets were approximately $13.1 million, $0.4 million, $0.5 million, and $6.6 million, respectively.
(7)Amounts exclude intersegment revenue which eliminates on a consolidated basis.

Reconciliation of Income Statement Line Items
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except %s)	2024	2023	2024	2023
U.S. GAAP cost of sales	$2,351.2	$2,310.0	$4,510.6	$4,496.9
Deduct:
Purchase accounting amortization and other related items	(709.9)	(609.3)	(1,321.4)	(1,262.7)
Acquisition and divestiture-related costs	(17.0)	(7.6)	(23.3)	(12.6)
Restructuring related costs	(11.6)	(68.9)	(15.6)	(79.8)
Share-based compensation expense	(0.9)	(0.9)	(1.7)	(1.5)
Other special items	(19.1)	(36.4)	(47.3)	(75.2)
Adjusted cost of sales	$1,592.7	$1,586.9	$3,101.3	$3,065.1

Adjusted gross profit (a)	$2,203.9	$2,331.7	$4,358.7	$4,582.6

Adjusted gross margin (a)	58%	60%	58%	60%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except %s)	2024	2023	2024	2023
U.S. GAAP R&D	$204.1	$208.3	$403.8	$391.2
Deduct:
Acquisition and divestiture-related costs	(3.1)	(5.0)	(7.7)	(7.0)
Restructuring and related costs	(1.0)	—	(1.0)	—
Share-based compensation expense	(1.8)	(0.9)	(3.7)	(2.5)
SG&A and R&D TSA reimbursement (b)	—	(8.1)	(1.7)	(18.4)
Other special items	(0.4)	(0.4)	(2.8)	(2.4)
Adjusted R&D	$197.8	$193.9	$386.9	$360.9

Adjusted R&D as % of total revenues	5%	5%	5%	5%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except %s)	2024	2023	2024	2023
U.S. GAAP SG&A	$1,358.0	$1,031.9	$2,375.5	$1,990.8
Deduct:
Acquisition and divestiture-related costs	(84.9)	(43.6)	(161.4)	(94.7)
Restructuring and related costs	(8.5)	(5.2)	(24.1)	(4.0)
Purchase accounting amortization and other related items	(0.1)	—	(0.2)	—
Share-based compensation expense	(32.2)	(37.5)	(76.1)	(77.8)
Impairment of goodwill	(321.0)	—	(321.0)	—
SG&A and R&D TSA reimbursement (b)	—	(27.8)	(5.7)	(52.2)
Other special items and reclassifications	(11.5)	(16.4)	(27.6)	(31.3)
Adjusted SG&A	$899.8	$901.4	$1,759.4	$1,730.8

Adjusted SG&A as % of total revenues	24%	23%	24%	23%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2024	2023	2024	2023
U.S. GAAP total operating expenses	$1,685.3	$1,239.4	$2,985.4	$2,381.8
Add / (Deduct):
Litigation settlements and other contingencies, net	(131.0)	11.0	(207.8)	10.4
R&D adjustments	(6.3)	(14.4)	(16.9)	(30.3)
SG&A adjustments	(458.2)	(130.5)	(616.1)	(260.0)
Adjusted total operating expenses	$1,089.8	$1,105.5	$2,144.6	$2,101.9

Adjusted earnings from operations (c)	$1,114.1	$1,226.2	$2,214.1	$2,480.7

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2024	2023	2024	2023
U.S. GAAP interest expense	$145.8	$143.7	$284.2	$290.7
Add / (Deduct):
Accretion of contingent consideration liability	(9.5)	(2.1)	(11.2)	(4.3)
Amortization of premiums and discounts on long-term debt	13.5	13.6	27.3	27.1
Other special items	(0.9)	(1.0)	(1.8)	(2.0)
Adjusted interest expense	$148.9	$154.2	$298.5	$311.5

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2024	2023	2024	2023
U.S. GAAP other expense (income), net	$6.1	$(107.5)	$(133.0)	$(177.4)
Add / (Deduct):
Fair value adjustments on non-marketable equity investments	248.8	74.5	295.7	96.0
SG&A and R&D TSA reimbursement (b)	—	35.9	7.4	70.6
Loss on divestitures of businesses	(258.8)	—	(188.4)	—
Other items	(14.8)	(8.7)	(17.4)	(8.4)
Adjusted other income, net	$(18.7)	$(5.8)	$(35.7)	$(19.2)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except %s)	2024	2023	2024	2023
U.S. GAAP (loss) earnings before income taxes	$(391.8)	$333.0	$(187.2)	$655.7
Total pre-tax non-GAAP adjustments	1,375.8	744.8	2,138.7	1,532.7
Adjusted earnings before income taxes	$984.0	$1,077.8	$1,951.5	$2,188.4

U.S. GAAP income tax (benefit) provision	$(65.4)	$69.0	$25.3	$167.0
Adjusted tax expense	222.8	103.4	286.9	183.1
Adjusted income tax provision	$157.4	$172.4	$312.2	$350.1

Adjusted effective tax rate	16.0%	16.0%	16.0%	16.0%
___________
(a)U.S. GAAP gross profit is calculated as total revenues less U.S. GAAP cost of sales. U.S. GAAP gross margin is calculated as U.S. GAAP gross profit divided by total revenues. Adjusted gross profit is calculated as total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.
(b)Refer to "Certain Key Terms and Presentation Matters" section in this release for more information on reclassifications related to TSA reimbursements.
(c)U.S. GAAP earnings from operations is calculated as U.S. GAAP gross profit less U.S. GAAP total operating expenses. Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.

Reconciliation of Estimated 2024 U.S. GAAP Net Cash Provided by Operating Activities to Free Cash Flow as of August 8, 2024
(Unaudited)
A reconciliation of the estimated 2024 U.S. GAAP Net Cash provided by Operating Activities to Free Cash Flow is presented below:

(In millions)
Estimated U.S. GAAP Net Cash provided by Operating Activities (a)	$2,620 - $2,920

Less: Capital Expenditures	$(350) - $(450)

Free Cash Flow (a)	$2,170 - $2,570
___________
(a)Excludes the expected performance of the OTC business for the remainder of the year through December 31, 2024, which was included in our 2024 Financial Guidance as provided as of May 9, 2024. Also excludes any divestiture-related taxes and transaction costs and any acquired IPR&D to be incurred in any future period as it cannot be reasonably forecasted.

Reconciliation of Estimated 2024 U.S. GAAP Net Cash Provided by Operating Activities to Free Cash Flow as of May 9, 2024
(Unaudited)
A reconciliation of the estimated 2024 U.S. GAAP Net Cash provided by Operating Activities to Free Cash Flow is presented below:

(In millions)
Estimated U.S. GAAP Net Cash provided by Operating Activities (a)	$2,710 - $3,010

Less: Capital Expenditures	$(350) - $(450)

Free Cash Flow (a)	$2,260 - $2,660
___________
(a)Included the full-year expected performance for the then-pending announced divestiture of substantially all of our OTC business, and excluded any potential related costs, such as taxes and transaction costs. Also excluded any acquired IPR&D to be incurred in any future period as it cannot be reasonably forecasted.